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                                                                       EXHIBIT 4



                 FIRST  AMENDMENT TO CONTINGENT PROMISSORY NOTE


     THIS FIRST AMENDMENT TO CONTINGENT PROMISSORY NOTE (this "Amendment") made this 13th day of May, 1996, by and between UNITED AMERICAN HEALTHCARE CORPORATION, a Michigan corporation (hereinafter referred to as the "Company") and CHF-HPM LIMITED PARTNERSHIP, a Maryland limited partnership (also known as CHF/HPM Limited Partnership and hereinafter referred to as the "Payee").

     WHEREAS, by Contingent Promissory Note dated May 7, 1993 (hereinafter referred to as the "Note"), the Company promised to pay to the order of the Payee up to the sum of Six Million Five Hundred Ninety-Eight Thousand Dollars ($6,598,000.00) on or prior to September 15, 2000, subject to the contingencies and provisions of the Note; and

     WHEREAS, certain disputes have arisen regarding the interpretation of the various terms and conditions of the Note and payments due thereunder, and the parties desire to resolve the dispute and clarify the terms and conditions of the Note upon the terms and conditions herein contained.

     NOW, THEREFORE, in consideration of the foregoing recitals which are incorporated by reference herein, the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency whereof, are by acknowledged by each of the parties, the Company and Payee hereby agree as follows:

     1. Notwithstanding the provisions of the second paragraph of Section 2(b)(ii) of the Note, for each Quarterly Payment Period commencing with the Quarterly Payment Period ending June 30, 1996, the Payee or the Subsidiary (as long as the principals of the Payee are employed by the Subsidiary), rather than the Company, shall provide the report of estimated Cumulative Operating Earnings with respect to any Quarterly Payment Date and the Payee shall deliver the same in writing to the Company, within forty-five (45) days of the last day of the Quarterly Payment Period. Subject to the Year End Adjustment Amount pursuant to
Section 2(a)(1) of the Note, the Company shall pay the Quarterly Payments on the Quarterly Payment Dates pursuant to the provisions of Section 2(a) of the Note based on the report of estimated Cumulative Operating Earnings provided by the Payee under this paragraph. In the event that Louis J. Nicholas, Keith B. Sullivan and Sanford K. Walters are all no longer employed by the Subsidiary, for any reason, prior to payment in full of the Note, then the foregoing two (2) sentences shall no longer be operative and the report of estimated Cumulative Operating Earnings shall be prepared and determined in accordance with the second paragraph of Section 2(b)(ii) of the Note, which as of such time shall be deemed to be modified by inserting after the first sentence thereof the following:

     Notwithstanding the foregoing sentence, on any Quarterly Payment Date when the Company has failed to deliver the report of estimated Cumulative Operating Earnings upon the terms and within the time set forth in Section 2(b)(ii) for the Quarterly

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     Payment Period, the amount due from the Company to the Payee on the
     Quarterly Payment Date shall equal the Cap, provided that solely with respect to such failure for the Quarterly Payment Period having a Quarterly Payment Date on September 15 of calendar years 1996-1999, the amount due from the Company to the Payee on the Quarterly Payment Date shall equal One Million Eight Hundred Twenty Thousand Dollars ($1,820,000.00) less the sum of the Quarterly Payments received on December 15, March 15 and June 15 immediately preceding such September 15 Quarterly Payment Date.


     2. The Company shall not be entitled to any amount under Section 2(a)(3) of the Note for any Catchup Date through and included September 15, 1996. Notwithstanding the foregoing, for the Year End Adjustment Amount that would be due on December 15, 1996 under Section 2(a)(1) of the Note, the Company may include the period from May 7, 1993 through June 30, 1996, provided that if the Year End Adjustment Amount for such period is equal to or less than Fifty Thousand Dollars ($50,000.00), then the Company shall not be entitled to any Year End Adjustment Amount for such period. If the Year End Adjustment Amount for such period is in excess of Fifty Thousand Dollars ($50,000.00), then the Company shall be entitled to the full amount of the Year End Adjustment Amount pursuant to Section 2(a)(1). In conducting its examination in the form of an audit or agreed upon procedures to determine the Year End Adjustment Amount for such period of May 7, 1993 through June 30, 1996, the Company may only examine items of income and expense in excess of One Thousand Dollars ($1,000.00), except the Company may do a random sampling of no more than twenty-five (25) items under One Thousand Dollars ($1,000.00).

     3. For purposes of interpreting the term "consistent with past practices" in Section 2(b)(iii) of the Note, the parties agree as follows: (i) all accounting shall be done on an accrual basis using the same methods of recognizing income and expense of the Subsidiary as used for the audited financial statements of the Company from May 7, 1993 through the date hereof despite the fact that the past practices prior to May 7, 1993 may have been to
use a   different method, (ii) any employer contributions by the Subsidiary to any 401(k) plan prior to June 30, 1996 shall not be accounted as an expense, but any such employer contributions made after June 30, 1996 shall be accounted as an expense; and (iii) with respect to the items of expense listed on Exhibit A attached to and made a part of this Amendment, only one-half (1/2) of the aggregate amount of such expenses incurred through the Quarterly Payment Period ending June 30, 1996 shall be accounted as an expense for purposes of determining Operating Earnings, but all of such expenses incurred after June 30, 1996 shall be accounted as an expense for purposes of determining Operating Earnings for Quarterly Payment Periods commencing on or after July 1, 1996.

     4. For purposes of interpreting Sections 2(b)(iii)(A) and 2(b)(iii)(B)(VI) of the Note, the parties agree as follows: (i) none of the gross revenues or expenses of Statutory Benefits Management Corporation shall be included in determining Operating Earnings, (ii) one-half ( 1/2) of the net operating loss before income taxes of United American Network Systems, Inc. ("UANS") incurred through March 31, 1996 shall be included as an expense in determining Operating Earnings, and (iii) for any Quarterly Payment Period after March 31, 1996, if UANS has a net operating loss, there shall be included as an expense of the Subsidiary in determining Operating Earnings any net operating loss

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before income taxes of UANS, but if UANS has net operating income, there shall not be included as gross revenue of the Subsidiary in determining Operating Earnings any net operating income before income taxes of UANS. The parties acknowledge and agree that the unaudited amount of the expense as determined under subparagraph (ii) above is $442,282.00.

     5. Section 2(b)(vi) of the Note hereby is amended by adding to the end thereof the following:

     The time periods for applying the dispute resolution procedures under
     Section 2(b)(ii) shall commence by the Company making a written demand for a Year End Adjustment Amount, which demand shall include a copy of the Company's calculation and audit no later than ninety (90) days after the end of the fiscal year. The Company's failure to make the demand within the time required shall constitute a waiver of the Company's right to a Year End Adjustment Amount for that fiscal year. In the event that Payee is required to provide the Company a Year End Adjustment Amount, such credit shall not prevent the Payee from receiving the amount of the Year End Adjustment Amount in future Quarters based on Cumulative Operating Earnings in the subsequent Quarters, it being the intention of the parties that the Year End Adjustment Amount should not prevent the Payee from receiving the Face Amount of the Note if there are sufficient Cumulative Operating Earnings prior to the stated maturity of the Note.

     6. Section 3(a)(i) of the Note hereby is deleted in its entirety and the following inserted in lieu thereof:

          (i) the Company's failure to pay, when due, any Quarterly Payment or other amount due under this Note, if such failure shall continue for a period of five (5) business days after written notice from Payee to the Company advising of such failure;

     7. Section 3(b)(i) of the Note hereby is amended by adding after the word "Sections" in the third line thereof the following: "3(a)(i)",.

     8. Section 3(b) hereby is amended by adding a new subparagraph (viii) as follows:

          (viii) Upon the occurrence of any Event of Default under Section 3(a)(i), the Payee may without notice or demand declare immediately due and payable under this Note the sum of (A) the Face Amount, minus (B) the Prior Payout (the difference being the "Payment Default Amount"). After maturity of this Note by acceleration pursuant to the foregoing sentence, the Company hereby authorizes the clerk of any court of record in the State of Maryland or any attorney designated by the Payee to appear for the Company in any court of record in the State of Maryland and confess judgment against the Company for and in the amount of the Payment Default Amount with interest accrued thereon (pursuant to Section 3(b)(ii) of the Note), together with costs of suit and reasonable attorneys' fees (pursuant to Section 3(b)(iii) of the Note). The Company irrevocably submits to the jurisdiction of any state or federal court sitting in the State of Maryland over any suit, action, or proceeding arising out of or relating

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     to this Section 3(b)(viii), provided that the Payee agrees that any such suit, action or proceeding shall be brought in a federal court sitting in Maryland, unless the federal court does not have subject matter jurisdiction over the Company. The Company irrevocably waives, to the fullest extent permitted by law, any objection that the Company may now or hereafter have to the laying the venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Company and may be enforced in any court in which the Company is subject to jurisdiction by a suit upon such judgment provided that service of process is effected upon the Company as provided in this Note or as otherwise permitted by applicable law. In the event that the Company prevails in any action brought under this Section 3(b)(viii), then the Payee shall pay the Company's reasonable attorneys' fees and costs in defending such action.

     9. Section 4(b) of the Note hereby is amended to provide a required copy of any notice to the Company, in addition to being sent to Lewis, Clay & Munday, P.C., shall be sent to:

               Margaret Marchak, Esquire
               Vice President of Legal Affairs
               United American Healthcare Corporation
               1155 Brewery Park Boulevard, Suite 200
               Detroit, MI 48207

Section 4 further is amended to provide that a required copy any notice to the Payee, instead of being sent to Venable, Baetjer & Howard, shall be sent to:

               Kaplan, Heyman, Greenberg, Engelman & Belgrad, P.A. 10th Floor - Sun Life Building
               20 South Charles Street
               Baltimore, Maryland 21201
               ATTN: Barry Weiskopf

Section 4 of the Note further is amended by deleting subparagraph (b)(iv) thereof. Section 4 finally is amended by adding to the end thereof the following: "All required copies shall be given or made in the same manner as the notice to the Company or the Payee, as the case may be."

     10.  The Note hereby is amended by adding a new Section 11 as follows:
          Section 11. Arbitration. Except as specifically set forth herein, any dispute or controversy arising under or in connection with this Note shall be settled exclusively by arbitration in the County of Wayne, Michigan in accordance with the rules of the American Arbitration Association then in effect. The arbitrator shall be chosen mutually by the parties and shall not have jurisdiction or authority to change, add to or subtract from any of the provisions of this Note. The

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          arbitration decision shall be final and binding and judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the foregoing, any remedy under Section 3(b)(8) hereof shall be exercised in a court in accordance with the forum selection clause contained therein. Additionally, wherever herein a dispute is to be determined by arbitration submitted to a nationally recognized independent certified public accounting firm, the provisions thereof shall control to the extent of any conflict with this Section 11.

     11. Wherever capitalized terms are used herein, to the extent not otherwise defined herein, such terms shall have the meanings set forth in the Note.

     12. The term "this Note" as used in the Note shall mean the Note as modified herein unless the context clearly indicates or dictates a contrary meaning.

     13. The Company will execute such confirmatory instruments with respect to the Note as the Payee may require.

     14. Each party ratifies and confirms all of its liabilities and obligations under the Note and agrees that, except as expressly modified in this Amendment, the Note continues in full force and effect as if the terms hereof were set forth specifically therein. The Company and the Payee agree that this Amendment shall not construed as an agreement to extinguish the original obligations under the Note and shall not constitute a novation as to the obligations of the Company under the Note.

     15. This Amendment may not be amended, changed, modified, altered, or terminated without in each instance the prior written consent of the Payee.


                      (SIGNATURES CONTINUED ON NEXT PAGE.)

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     IN WITNESS WHEREOF, in consideration of the foregoing, and intending to be legally bound, the undersigned have executed this Amendment by affixing their hands and respective seals, as evidenced by their signature immediately next to the word ("Seal").


    WITNESS:                         UNITED AMERICAN HEALTHCARE
                                     CORPORATION



    _______________________________  By:  /s/  Ronald R. Dobbins
                                        ------------------------------ (SEAL)
                                          Ronald R. Dobbins, President

                                     DATED:  May 13, 1996


                                     CHF-HPM LIMITED PARTNERSHIP

                                     BY: PHASE V, INC., GENERAL PARTNER



    _______________________________  By:  /s/  Louis J. Nicholas
                                        ------------------------------ (SEAL)
                                          Louis J. Nicholas, President

                                     DATED:  May 13, 1996





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                                                                 EXHIBIT A

                               ADJUSTED EXPENSES

Fixed Assets

Stationery

Vision

401(k)

Accounting

Travel

Operations

Network